EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1845 Date: Oct. 16, 2003

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

GEORGIA-PACIFIC REPORTS IMPROVED THIRD QUARTER 2003 EARNINGS

           ATLANTA--Georgia-Pacific Corp. (NYSE: GP) today reported third quarter 2003 net income of $189 million (75 cents diluted earnings per share) compared with net income of $66 million (27 cents diluted earnings per share) for the same period of 2002.

           Net income for the third quarter 2003 included a pretax credit of $118 million ($74 million after tax or 29 cents diluted earnings per share) to increase the estimated amount that Georgia-Pacific will recover from its asbestos liability insurance, a pretax charge of $21 million ($13 million after tax or 5 cents diluted loss per share) for costs to settle a class action lawsuit regarding containerboard, and a pretax charge of $34 million ($21 million after tax or 8 cents diluted loss per share) primarily for asset impairments, facility closures and employee severance costs. Net income in the third quarter 2002 included a pretax charge of $41 million ($26 million after tax or 11 cents diluted loss per share) primarily for severance and business separation costs.

           Georgia-Pacific's net sales during the third quarter 2003 were $5.3 billion compared with $6.2 billion in the third quarter 2002, which included $1.4 billion from the Unisource paper distribution business, 60 percent of which was divested in the fourth quarter 2002. Georgia-Pacific accounts for its 40 percent investment in Unisource using the equity method.

During the third quarter 2003, the company reduced its debt by approximately $280 million and increased its cash balance by $49 million. At the quarter's end, total debt was $11.1 billion.

           For the first nine months of 2003, income before accounting change was $195 million (78 cents diluted earnings per share), compared with income before accounting change of $44 million (19 cents diluted earnings per share) for the same period a year ago. Net sales for the first nine months of 2003 were $14.9 billion compared with $18.2 billion in 2002, which included $4.2 billion from the Unisource business.

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           In the first quarter 2003, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," resulting in an after-tax cumulative benefit of $28 million (11 cents diluted earnings per share) for the first nine months of 2003. Effective in the first quarter of 2002, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and recorded an after-tax cumulative effect charge of $545 million ($2.33 diluted loss per share) for the first nine months of 2002.

           The company's North America consumer products segment recorded a third quarter 2003 operating profit of $164 million versus $208 million in third quarter 2002. The North America consumer products segment includes the retail and away-from-home tissue businesses as well as the Dixie disposable tableware business in North America. Included in the 2002 results were pretax charges of $9 million for facility closure costs.

Georgia-Pacific's international consumer products segment recorded a third quarter 2003 operating profit of $41 million compared with $33 million during the same quarter a year ago.

The company's packaging segment recorded an operating profit of $77 million in the third quarter of both 2003 and 2002.

           The bleached pulp and paper segment, which is comprised of the company's pulp, bleached board and communication papers businesses as well as its minority ownership in Unisource, recorded a third quarter 2003 operating profit of $17 million, including a $7 million operating loss from the equity investment in Unisource. Operating profit for this segment was $27 million in the third quarter 2002.

           Georgia-Pacific's building products manufacturing segment, which includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses, recorded a third quarter 2003 operating profit of $156 million versus $27 million for the third quarter 2002. Included in the 2003 results were pretax charges of $21 million primarily for asset impairments and severance costs.

The company's building products distribution segment reported an operating profit of $52 million in the third quarter 2003 compared with operating profit of $13 million in the same quarter a year ago.

           The company's Other segment reported a third quarter 2003 loss of $15 million compared with a loss of $81 million for the same period of 2002. Included in the 2003 results were the pretax credit of $118 million for the increase in asbestos liability insurance, the pretax charge of $21 million for costs to settle the containerboard class action lawsuit and a pretax charge of $12 million for pension settlement costs. Included in the 2002 results were pretax charges of $23 million primarily related to business separation costs.

           "Our North American consumer products business continued to face highly competitive market conditions during the third quarter," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Our costs for pulp, wastepaper, natural gas, electricity, fuel and resin have risen sharply from a year ago, and pricing pressures did not allow us to recoup those higher costs. Retail tissue prices were 4 percent lower than last year.

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"The international consumer products segment's profitability was helped by currency exchange rates. Shipment volumes in this segment were flat and pricing was weaker than a year ago.

           "The packaging segment's third quarter profitability was consistent with last year's performance. Although quarterly box shipments were down 1 percent from a year ago, they compared favorably to the industry as a whole. Reductions in maintenance costs and favorable wastepaper costs in this business helped offset higher energy and wood costs.

           "In our bleached pulp and paper segment, softwood pulp prices were 3 percent higher than a year ago while shipments were 16 percent lower. Paper prices also were down about 3 percent, although shipments were up 6 percent.

           "The structural panels business, fueled by continued strong demand from the residential construction market, boosted results for both our building products manufacturing and distribution segments in the third quarter. Production curtailments resulting from weather conditions in the South and West earlier in the year led to lower-than-normal finished product inventories available to meet demand. As a result, plywood pricing was 23 percent higher than a year ago, while oriented strand board prices more than doubled from third quarter 2002 levels.

"These market conditions led to the best quarterly performance in our building products distribution business since 1996.

           "Looking forward, we are very enthusiastic about what lies ahead for our North American consumer products business, despite the challenging business environment. In the fourth quarter, we will begin implementation of our product improvement strategy that was at the core of the Fort James acquisition. In the coming weeks, we will launch new Brawny® paper towels, followed by the introduction of other improved products in 2004. These improved products are truly competitive with the category leaders and we are convinced they will be successful in the marketplace," Correll said.

           "In packaging, pricing is declining and we are not yet seeing signs of an economic recovery generating additional box demand from non-durable goods manufacturers. However, we are operating this business efficiently by balancing production with demand and offering our customers added value. We continue to lead our competitors in return on assets and return on sales.

"We also expect pulp and paper prices to remain weak in the ongoing economic environment, and will continue running to demand in this business as well.

           "Prices for structural panels will decline somewhat as we approach the end of the building season in many parts of the country. We remain optimistic about the outlook for continued strength in new home construction and in the repair and remodeling market.

           "Across our businesses, we remain committed to cost reductions as a part of our operations every day. We are in the midst of successfully implementing overhead cost reductions of more than $200 million over a two-year period that began in 2002.

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           "Clearly, the economic trough of the last two and a half years has impacted all of our businesses and slowed our ability to improve our margins and reduce debt. We are making progress and continue to work aggressively toward achieving our goals," Correll concluded.

           Also today, Georgia-Pacific provided an update on its management of asbestos liabilities. Current and projected asbestos liabilities continue to be closely monitored by the company, and Georgia-Pacific's liabilities and defense costs through the third quarter 2003 remained in line with projections for the first nine months of this year. Although the number of new claims filed in the first half of the year was higher than projected, in large part because of the passage of Mississippi's tort reform legislation at the end of last year, new claims filed in the third quarter were considerably less than projected. Adjusting this year's new claims to account for the large number of Mississippi filings, new filings are in line with those projected for the first nine months. These Mississippi filings should not materially affect the company's future asbestos costs.

           Georgia-Pacific recently completed agreements with two of its insurers to confirm the total amounts of insurance to be paid by those companies for Georgia-Pacific's asbestos liabilities and costs during the period through 2012. Because these amounts are larger than Georgia-Pacific had assumed in calculating its receivables for asbestos insurance at the end of 2002, the company recorded a credit of $118 million to "Other income, net" on its third quarter statement of operations. The company expects to monetize a portion of its insurance receivable in the fourth quarter of 2003. As it has in prior years and has previously disclosed, Georgia-Pacific will extend its projections of its asbestos liabilities and insurance recoveries an additional year through 2013 and will accrue these amounts in the fourth quarter, unless federal asbestos legislation has been enacted by the end of 2003.

Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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                Certain statements contained in this release, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, and future economic conditions are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of factors including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended June 28, 2003.

                The accuracy of statements relating to the company's asbestos liabilities and defense costs is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving pending and future claims, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Third Quarter

	2003	2002

NET SALES
North America consumer products	$ 1,369	$ 1,372
International consumer products	474	424
Packaging	687	703
Bleached pulp and paper	632	660
Paper distribution	-	1,413
Building products manufacturing	1,570	1,308
Building products distribution	1,196	997
Other[1]	(650)	(725)

Total net sales	$ 5,278	$ 6,152

OPERATING PROFIT (LOSS)
North America consumer products	$ 164	$ 208
International consumer products	41	33
Packaging	77	77
Bleached pulp and paper	17	27
Paper distribution	-	(8)
Building products manufacturing	156	27
Building products distribution	52	13
Other	(15)	(81)

Total operating income	492	296
Interest expense	(204)	(199)

Income before income taxes	288	97
Provision for income taxes	(99)	(31)

Net income	$ 189	$ 66

Basic per share:
Net income per share	$ 0.76	$ 0.27

Diluted per share:
Net income per share	$ 0.75	$ 0.27

Average number of shares outstanding:
Basic	250.2	240.6
Diluted	251.7	240.8

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Nine Months

	2003	2002

NET SALES
North America consumer products	$ 4,031	$ 4,105
International consumer products	1,444	1,231
Packaging	2,076	2,069
Bleached pulp and paper	1,832	1,885
Paper distribution	-	4,185
Building products manufacturing	4,221	3,927
Building products distribution	3,123	2,916
Other[1]	(1,834)	(2,148)

Total net sales	$ 14,893	$ 18,170

OPERATING PROFIT (LOSS)
North America consumer products	$ 434	$ 664
International consumer products	123	115
Packaging	236	257
Bleached pulp and paper	(22)	37
Paper distribution	-	(221)
Building products manufacturing	178	147
Building products distribution	76	52
Other	(143)	(282)

Total operating income	882	769
Interest expense	(617)	(653)

Income before income taxes and accounting change	265	116
Provision for income taxes	(70)	(72)

Income before accounting change	195	44
Cumulative effect of accounting change, net of taxes	28	(545)

Net income (loss)	$ 223	$ (501)

Basic per share:
Income before accounting change	$ 0.78	$ 0.19
Cumulative effect of accounting change, net of taxes	0.11	(2.34)

Net income (loss)	$ 0.89	$ (2.15)

Diluted per share:
Income before accounting change	$ 0.78	$ 0.19
Cumulative effect of accounting change, net of taxes	0.11	(2.33)

Net income (loss)	$ 0.89	$ (2.14)

Average number of shares outstanding:
Basic	250.1	233.5
Diluted	250.6	234.1

1Primarily intersegment sales elimination.

Notes to Operating Highlights

1.

Georgia-Pacific recently completed agreements with two insurers of its asbestos liabilities that resulted in an increase in the amount of insurance receivable through 2012 by $118 million. The corresponding credit related to the increase in these receivables is reflected in the operating profit of the Other segment.

2.

In September 2003, the company reached an agreement to settle a class action lawsuit filed against Georgia-Pacific and other manufacturers of containerboard and recorded a charge of $21 million in the Other segment to accrue for this settlement.

3.	During the third quarter of 2003, the company recorded a pretax charge of approximately $34 million primarily for asset impairments, facility closures and employee severance costs.

4.

On April 4, 2003, Georgia-Pacific announced the closure of tissue manufacturing and converting operations at its Old Town, Maine, mill. In connection with this closure, the company determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, the company recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively. In the second quarter of 2003, the company recorded a pretax charge of $11 million for related severance and business exit costs.

5.	During the second quarter of 2003, Georgia-Pacific sold certain packaging assets and recorded a pretax gain of $18 million in the packaging segment.

6.

On December 29, 2002, Georgia-Pacific adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after tax credit of $28 million effective at the beginning of 2003.

7.	In February 2002, Georgia-Pacific recorded a pretax loss of approximately $14 million in the North America consumer products segment attributable to a fire at the Crossett, Ark., paper mill.

8.

Effective in the first quarter of 2002, Georgia-Pacific adopted SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, the company completed its initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002. The cumulative effect of the adoption of this principle was an after-tax charge to earnings of $545 million effective at the beginning of 2002. The $545 million goodwill impairment related only to the company's paper distribution segment.

In the second quarter of 2002, the company determined that Unisource was further impaired and recorded an after-tax charge of $170 million which is comprised of an additional goodwill impairment charge of $106 million and a pretax long-lived asset impairment charge of $102 million ($64 million after-tax) in its paper distribution segment.

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